EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	March 31	December 31
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$206,957	$197,825
Available-for-sale securities	6,431	—
Accounts receivable, net	5,714	6,665
Receivables from sales representatives	13,711	12,303
Inventory	957	1,108
Prepaid expenses and other current assets	22,734	15,333
Deferred tax assets	46	46

Total Current Assets	256,550	233,280

Property and equipment, net	35,085	35,352
Long term investments	100	100
Bonds held to maturity, at amortized cost	100	99
Deferred tax assets — long term	196	196
Other assets	3,119	2,781

Total Assets	$295,150	$271,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,018	$5,577
Deferred income and customer prepayments	90,285	78,141
Accrued liabilities	13,812	12,546
Income taxes payable	850	694

Total Current Liabilities	110,965	96,958

Deferred income and customer prepayments — long term	5,820	4,934
Deferred tax liability	294	283

Total Liabilities	117,079	102,175

Minority interest	5,567	4,940

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 46,702,092 (2007: 46,572,092) shares issued and outstanding	467	466
Additional paid in capital	133,295	133,987
Retained earnings	37,034	28,829
Accumulated other comprehensive income	1,708	1,411

Total Shareholders’ Equity	172,504	164,693

Total Liabilities and Shareholders’ Equity	$295,150	$271,808

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$33,532	$29,045
Exhibitions	5,961	4,816
Miscellaneous	1,121	1,086

	40,614	34,947

Operating Expenses:
Sales (Note 2)	12,316	11,136
Event production	1,005	613
Community (Note 2)	6,043	5,273
General and administrative (Note 2)	11,228	9,953
Online services development (Note 2)	1,479	1,286
Amortization of software costs	40	40

Total Operating Expenses	32,111	28,301

Income from Operations	8,503	6,646

Interest and dividend income	1,297	1,392
Foreign exchange gains (losses), net	(256)	(274)

Income before Income Taxes	9,544	7,764
Income Tax Expense	(233)	(219)

Net Income before Minority Interest	$9,311	$7,545

Minority interest	(1,106)	(1,017)

Net Income	$8,205	$6,528

Basic net income per common share	$0.18	$0.14

Diluted net income per common share	$0.17	$0.14

Common shares used in basic net income per common share calculations	45,370,391	44,935,549

Common shares used in diluted net income per common share calculations	45,441,544	45,047,140

Basic net income per non-vested restricted share	$0.18	$0.14

Diluted net income per non-vested restricted share	$0.17	$0.14

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,247,923	1,589,756

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,884,369	1,600,003

Note : 1.	Online and other media services consists of:

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Online services	$21,930	$17,270
Print services	11,602	11,775

	$33,532	$29,045

Note : 2.	Non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Sales	$(1,393)	$(133)
Community	15	85
General administrative	(247)	509
Online services development	48	62

	$(1,577)	$523

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$8,205	$6,528
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,269	1,072
Accretion of U.S. Treasury strips zero % coupons	(1)	(4)
Provision for doubtful debts (written back)	(64)	100
Non-cash compensation expense (credit)	(1,577)	523
Income attributable to minority shareholder	1,106	1,017
Equipment written off	—	4
Exchange rate realignment	(123)	—

	8,815	9,240

Changes in assets and liabilities:
Accounts receivables	1,015	(14)
Receivables from sales representatives	(1,404)	(4,095)
Inventory	151	(123)
Prepaid expenses and other current assets	(7,377)	(5,939)
Long term assets	(333)	(1,051)
Accounts payable	407	(254)
Accrued liabilities and liabilities for incentive and bonus plans	1,231	(2,260)
Deferred income and customer prepayments	13,021	12,309
Tax liability	142	143

Net cash provided by operating activities	15,668	7,956

Cash flows from investing activities:
Purchase of property and equipment	(569)	(592)
Purchase of available-for-sale securities	(6,467)	—
Proceeds from sale of available-for-sale securities	—	7
Payment of dividend to minority shareholder by a subsidiary	(479)	—

Net cash used in investing activities	(7,515)	(585)

Cash flows from financing activities:
Amount received towards directors purchase plan	886	422

Net cash generated from financing activities	886	422

Effect of exchange rate changes on cash equivalents	93	—
Net increase in cash and cash equivalents	9,039	7,793
Cash and cash equivalents, beginning of the period	197,825	135,093

Cash and cash equivalents, end of the period	$206,957	$142,886

Supplemental cash flow disclosures:
Income tax paid	$66	$76